April 22, 2008                                                                                                            FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES SECOND QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported a slight increase over the prior year’s quarterly net income to $59,790,000, or $0.50 per diluted share, for the second quarter ended March 31, 2008. In comparison, the firm earned $59,715,000, or $0.50 per diluted share, for 2007’s second quarter. Net revenues increased 11 percent to $691,687,000, while gross revenues grew 9 percent to $807,134,000.
Net income for the first half of fiscal 2008 was reported at $116,032,000, down 3 percent from 2007’s $119,110,000, while net revenues increased 12 percent to $1,377,514,000 from $1,229,619,000 the previous year. Diluted earnings per share were $0.97, down from $1.00 per diluted share for last year’s comparable period.
“In light of the well-documented problems suffered by the financial services industry, I’m pleased with the results recorded by Raymond James in the March quarter and the first six months of fiscal year 2008,” stated Chairman and CEO Thomas A. James. “In the second quarter, gross revenues of $807 million increased 9 percent while net revenues grew 11 percent to a record $692 million. Unfortunately, non-interest expenses grew at a somewhat faster rate of 13 percent. This uncharacteristic differential resulted from depressed revenues from some segments as well as increases in the occupancy and “other” expenses categories. Occupancy costs included approximately $1.2 million in lease expenses related to prior periods. The ‘other’ expense category continued to be inflated by additions to reserves for potential losses which were generated by additional investment in loans, rather than charge-offs.
“Nonetheless, net income of $59.8 million was flat with last year’s second quarter, in spite of the relatively light calendar in Equity Capital Markets and unfavorable trading results in Fixed Income occasioned by more erratic and volatile price movements. Both of those departments experienced dramatically higher volume of over-the-desk institutional commissions, which augmented the Capital Markets’ overall results. Less turbulent markets will be a necessary ingredient to re-ignite new issue and merger and acquisition revenues.
“While net interest income grew impressively from last year’s levels, principally as a result of much larger loan balances at Raymond James Bank, the contribution to net interest income would have been even betterif margins had not been depressed by the continuing pressure of lowering overnight rates by the Federal Reserve Board, which reduced our normal margins. Of course, Raymond James Bank’s reported profits were also dampened by the formulaic additions to reserves in excess of charge offs and before any earnings were generated by the growth in loan balances. Both of these factors should have less impact in future quarters as overnight rates near a bottom and the planned growth rate of Raymond James Bank slows. To preempt the inevitable question related to credit quality, while absolute losses will increase somewhat in the near term related to fall-out from the sub-prime crisis and economic slowdown, we expect our reserves for losses at 1.24 percent of loan balances to be adequate to subsume any actual future losses relating to current market conditions,” James continued.
“Our Private Client Group performed admirably during the quarter as PCG segment revenues increased 5 percent and pre-tax income slightly exceeded last year’s second quarter results. Our PCG financial advisor count is up 105 from last March’s total and recruiting momentum is excellent. In addition, average productivity per financial advisor is continuing to rise, which contrasts markedly to what would be expected in this environment.
“Operating results weren’t quite as good as they appear because the quarterly mark to market of option and stock plan values for independent contractor financial advisors actually reduced compensation expense by $6 million as contrasted to the normal additions to expense when our stock price increases. This accounting treatment of certain equity compensation expense is arcane and only obfuscates operating results.
“Although our results are a pleasant relief from the incessant flurry of write-offs and negative earnings comparisons reported by a number of larger financial services companies, I’m frustrated by the fact that our results and those of many other conservatively managed financial institutions have been impacted negatively by fallout from inadequate underwriting standards and other lax management policies as well as a lack of regulatory oversight, ill-derived ratings and unregulated mortgage practices. Of course, this plague has infected many other companies and individuals as well. I pray that these very expensive lessons will serve to improve performance and to result in better regulatory and privately implemented management controls in the future. On the other hand, any changes imposed by regulators or legislators must be far more thoughtful than those imposed by Congress following the Enron scandal, i.e., Sarbanes Oxley, to avoid punishing the innocent and causing more harm than good.
“Although the damage to the financial services industry is not yet over, I believe that the worst is behind us. I don’t mean to suggest that the economy might not still suffer from a slowdown or that real estate prices, which were very inflated, will immediately start to increase. As another example of a challenge, our clients own $1.9 billion in auction rate securities, almost all of which are illiquid as the auction process has failed in spite of generally excellent collateral and 20 years of good performance. This issue is beginning to be resolved through refinancing and I expect most of the issues to be rectified in the next six months. What I do mean, more importantly, is that the financial system is beginning to heal and that uncertainty and fear will diminish. Raymond James Financial will emerge relatively stronger than ever.
“As a consequence of these unusual times, I have expanded my comments and the financial information provided in this press release. I hope that it is helpful,” James concluded.
The company will conduct its quarterly conference call Wednesday, April 23, at 8:15 a.m. EDT. The telephone number is 877-777-1971. The call will also be available on demand on the company’s website, raymondjames.com, under “About Our Company,” “Investor Relations,” “Financial Reports,” “Quarterly Analyst Conference Call.” The subjects to be covered may also include forward-looking information. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,850 financial advisors serving approximately 1.7 million accounts in more than 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $209 billion, of which $35.4 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, loan reserves/losses, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

-more-

]

April 22, 2008                                                                                                            Raymond James Financial, Inc.

Raymond James Financial, Inc.
Unaudited Report
For the second quarter ended March 31, 2008
(all data in thousands, except per share earnings)

	Second Quarter			Six Months
	2008	2007	% Change	2008	2007	% Change
Gross revenues	$807,134	$738,271	9%	$1,636,325	$1,447,900	13%
Net revenues	691,687	625,719	11%	1,377,514	1,229,619	12%
Net income	59,790	59,715	0%	116,032	119,110	(3%)

Net income per share - diluted	0.50	0.50	0%	0.97	1.00	(3%)

Weighted average common
and common equivalent shares
outstanding - diluted	119,520	118,687		119,817	118,258

	Balance Sheet Data

	March	December	September	June	March
	2008	2007	2007	2007	2007
Total assets	$ 18.0 bil.	$ 17.1 bil.	$ 16.3 bil.	$15.8 bil.	$14.2 bil.
Shareholders' equity	$1,772 mil.	$1,806 mil.	$1,758 mil.	$1,680mil.	$1,602mil.
Book value per share	$15.40	$15.46	$15.07	$14.44	$13.79

	Management Data
	Quarter Ended
	March	December	September	June	March
	2008	2007	2007	2007	2007
Total financial advisors:
United States	4,407	4,345	4,336	4,307	4,320
Canada	360	348	341	341	338
United Kingdom	87	82	81	76	70

# Lead managed/co-managed:

Corporate public	10	19	9	22	20
offerings in U.S.
Corporate public	5	8	6	14	5
offerings in Canada

Financial assets
under management	$35.4 bil.	$37.3 bil.	$37.1 bil.	$ 36.1 bil.	$33.9 bil.

Client Assets	$ 209 bil.	$ 217 bil.	$ 215 bil.	$ 207 bil.	$198 bil.
Client Margin Balances	$1,509 mil.	$1,525 mil.	$1,526 mil.	$1,441 mil.	$1,408 mil.

-more-

]

April 22, 2008                                                                                                            Raymond James Financial, Inc.

	Three Months Ended
	March 31,	March 31,		December 31,
	2008	2007	% Change	2007	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 497,989	$ 473,216	5%	$ 518,039	(4%)
Capital Markets	124,202	106,671	16%	114,760	8%
Asset Management	59,016	57,912	2%	63,181	(7%)
RJBank	105,134	56,377	86%	102,589	2%
Emerging Markets	9,988	16,653	(40%)	12,658	(21%)
Stock Loan/Borrow	8,411	14,652	(43%)	13,876	(39%)
Proprietary Capital	1,212	6,820	(82%)	1,129	7%
Other	1,182	5,970	(80%)	2,959	(60%)
Total	$ 807,134	$ 738,271	9%	$ 829,191	(3%)

Income Before Provision for Income Taxes:
Private Client Group	$ 52,098	$ 51,359	1%	$ 54,726	(5%)
Capital Markets	7,477	10,737	(30%)	6,363	18%
Asset Management	14,170	15,092	(6%)	17,515	(19%)
RJBank	25,891	9,794	164%	14,774	75%
Emerging Markets	276	3,669	(92%)	(1,546)	118%
Stock Loan/Borrow	1,291	1,378	(6%)	1,643	(21%)
Proprietary Capital	(592)	1,612	(137%)	(639)	7%
Other	(2,793)	(686)	(307%)	(2,079)	(34%)
Pre- Tax Income	$ 97,818	$ 92,955	5%	$ 90,757	8%

	Six Months Ended
	March 31,	March 31,
	2008	2007	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 1,016,028	$ 922,349	10%
Capital Markets	238,962	227,125	5%
Asset Management	122,197	115,558	6%
RJBank	207,723	106,779	95%
Emerging Markets	22,646	28,450	(20%)
Stock Loan/Borrow	22,287	29,711	(25%)
Proprietary Capital	2,341	5,202	(55%)
Other	4,141	12,726	(67%)
Total	$ 1,636,325	$ 1,447,900	13%

Income Before Provision for Income Taxes:
Private Client Group	$ 106,824	$ 105,369	1%
Capital Markets	13,840	27,451	(50%)
Asset Management	31,685	30,040	5%
RJBank	40,665	16,233	151%
Emerging Markets	(1,270)	4,605	(128%)
Stock Loan/Borrow	2,934	1,574	86%
Proprietary Capital	(1,231)	217	(667%)
Other	(4,872)	1,232	(495%)
Pre- Tax Income	$ 188,575	$ 186,721	1%
-more-

]

April 22, 2008                                                                                                 Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	March 31,	March 31,	%	Dec. 31,	%
	2008	2007	Change	2007	Change
Revenues:
Securities commissions and fees	$ 481,497	$ 418,292	15%	$ 472,605	2%
Investment banking	27,232	38,025	(28%)	23,855	14%
Investment advisory fees	53,319	50,597	5%	56,605	(6%)
Interest	191,314	164,812	16%	212,950	(10%)
Net trading profits	(6,946)	3,091	(325%)	1,102	(730%)
Financial service fees	32,763	31,432	4%	32,975	(1%)
Other	27,955	32,022	(13%)	29,099	(4%)

Total Revenues	807,134	738,271	9%	829,191	(3%)

Interest Expense	115,447	112,552	3%	143,364	(19%)
Net Revenues	691,687	625,719	11%	685,827	1%

Non-Interest Expenses:
Compensation, commissions
and benefits	473,306	428,894	10%	470,604	1%
Communications and information
processing	31,230	28,278	10%	31,011	1%
Occupancy and equipment costs	24,101	19,716	22%	21,397	13%
Clearance and floor brokerage	7,093	6,946	2%	8,586	(17%)
Business development	21,744	22,074	(1%)	23,859	(9%)
Investment advisory fees	12,563	11,438	10%	12,930	(3%)
Other	27,056	13,418	102%	26,138	4%
Total Non-Interest Expenses	597,093	530,764	13%	594,525	0%

Minority Interest	(3,224)	2,000	(261%)	545	(692%)

Income before provision
for income taxes	97,818	92,955	5%	90,757	8%

Provision for income taxes	38,028	33,240	14%	34,515	10%

Net Income	$ 59,790	$ 59,715	0%	$ 56,242	6%
Net Income per share-basic	$ 0.51	$ 0.52	(2%)	$ 0.48	6%
Net Income per share-diluted	$ 0.50	$ 0.50	0%	$ 0.47	6%
Weighted average common shares
outstanding-basic	117,312	115,702		116,881
Weighted average common
and common equivalent
shares outstanding-diluted	119,520	118,687		120,241

-more-

April 22, 2008                                                                                                 Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Six Months Ended
	March 31,	March 31,	%
	2008	2007	Change
Revenues:
Securities commissions and fees	$ 954,102	$ 819,157	16%
Investment banking	51,087	79,864	(36%)
Investment advisory fees	109,924	100,733	9%
Interest	404,264	323,036	25%
Net trading profits	(5,844)	9,384	(162%)
Financial service fees	65,738	61,398	7%
Other	57,054	54,328	5%

Total Revenues	1,636,325	1,447,900	13%
Interest Expense	258,811	218,281	19%
Net Revenues	1,377,514	1,229,619	12%

Non-Interest Expenses:
Compensation, commissions and benefits	943,910	837,403	13%
Communications and information processing	62,241	54,252	15%
Occupancy and equipment costs	45,498	39,866	14%
Clearance and floor brokerage	15,679	14,482	8%
Business development	45,603	43,836	4%
Investment advisory fees	25,493	22,504	13%
Other	53,194	31,530	69%
Total Non-Interest Expenses	1,191,618	1,043,873	14%

Minority Interest	(2,679)	(975)	(175%)

Income before provision for income taxes	188,575	186,721	1%
Provision for income taxes	72,543	67,611	7%

Net Income	$ 116,032	$ 119,110	(3%)
Net Income per share-basic	$ 0.99	$ 1.04	(5%)
Net Income per share-diluted	$ 0.97	$ 1.00	(3%)
Weighted average common shares
outstanding-basic	117,078	115,015
Weighted average common and common
equivalent shares outstanding-diluted	119,817	118,258

-more-

]

April 22, 2008                                                                                                 Raymond James Financial, Inc.

RAYMOND JAMES BANK
Supplemental Information

Raymond James Bank, FSB (“RJBank”) is a federally chartered savings bank, regulated by the Office of Thrift Supervision, which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of the Raymond James Financial, Inc. (“RJF”) broker-dealer subsidiaries and to the general public. RJBank also purchases residential whole loan packages and is active in bank participations and corporate loan syndications. RJBank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJBank’s deposits consist predominatly of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. in the Raymond James Bank Deposit Program (“RJBDP”). In all periods presented, RJBank was categorized as “well capitalized” under the bank regulatory framework.
Corporate Loan Portfolio
RJBank's corporate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. The majority of these loans are participations in shared national credits agented by approximately 30 different financial institutions with whom RJBank has a relationship. RJBank is sometimes involved in the initial syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. Regardless of the source, all loans are independently underwritten to RJBank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. Approximately one-third of the corporate borrowers have a capital markets relationship with Raymond James. More than half of RJBank's corporate borrowers are public companies and nearly two-thirds have annual EBITDA greater than $50 million. RJBank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis to very creditworthy borrowers. There are no subordinated loans or mezzanine financings in the corporate loan portfolio.
Residential Loan Portfolio
RJBank's residential loan portfolio consists primarily of first mortgage loans originated by RJBank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJBank originated by select large financial institutions. These purchased mortgage loans represent over 90 percent of RJBank's residential portfolio. All of RJBank's residential loans adhere to strict underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (“LTV”), and combined LTV (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJBank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90 percent of the residential loans are fully documented loans to owner-occupant borrowers. More than three-fourths of RJBank's residential loan portfolio are adjustable rate mortgage (“ARM”) loans with interest-only payments based on a fixed rate for an initial period of the loan, typically three to five years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJBank does not originate or purchase option ARM loans with negative amortization, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be to rates similar to or lower than the current loan rates. RJBank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJBank’s first mortgage loans are serviced by the seller or by third party professional firms.
Investments and Securities Purchased Under Agreement to Resell
RJBank’s investment portfolio consists of mortgage backed securities, Federal Home Loan Bank stock and a very small Community Reinvestment Act investment. About 40 percent of the portfolio is invested in relatively short average-life floating rate securities issued by Ginnie Mae, Fannie Mae or Freddie Mac. Other than approximately $10 million invested in securities rated less than “AAA,” the remainder of the mortgage backed securities portfolio is comprised of “AAA” rated non-agency residential mortgage backed securities. These securities were purchased based on the underlying loan characteristics such as LTV ratio, credit scores, propertytype, location and the current level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.
All mortgage backed securities are classified as available for sale and, although many securities were sharply lower in market value due to ongoing market disruptions that resulted in an aggregate pre-tax unrealized loss of $61.8 million, these securities were not considered to be other-than-temporarily impaired as of March 31, 2008. This is based on RJBank’s evaluation of the performance and underlying characteristics of the securities including the low levels of current and estimated credit losses relative to the level of credit enhancement, and RJBank’s consideration of its intent and ability to hold the securities for a period of time sufficient to allow for the anticipated recovery in the market value of the securities.
RJBank manages its cash position primarily through overnight investments in repurchase agreements with the collateral held by a third party custodian. Collateral for these repurchase agreements consists of agency-issued mortgage backed securities. Collateral backing these agreements is required to be a minimum of 102 percent of the principal amount.

-more-

Page  of [INSERT PAGE NUMBER]

April 22, 2008                                                                                                 Raymond James Financial, Inc.

$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	3/31/2008	12/31/2007[1]	9/30/2007[1]	6/30/2007[1]	3/31/2007[1]
Net Revenues	$48,929	$36,074	$29,550	$22,780	$17,555
Net Income	$15,680	$9,495	$1,646	$5,471	$6,136
Provision Expense to increase
Reserves for Loan Loss &
Unfunded Commitments	$12,558	$12,016	$19,085	$6,247	$2,015
Net Interest Margin
(% Earning Assets)	2.57%	2.18%	1.97%	1.72%	1.90%
Net Interest Spread
(IEA Yield - COF)	2.38%	1.91%	1.68%	1.41%	1.53%

	As of	As of	As of	As of	As of
	3/31/2008	12/31/2007[1]	9/30/2007[1]	6/30/2007[1]	3/31/2007[1]
Total Assets	$8,299,105	$6,816,407	$6,311,983	$5,421,342	$5,106,454
Total Loans, Net	$6,175,866	$5,653,503	$4,664,209	$3,427,240	$3,008,765
Total Deposits	$7,712,295	$6,208,862	$5,585,259	$5,024,546	$4,691,779
Raymond James Bank Deposit
Program Deposits (RJBDP)	$7,426,870	$5,930,094	$5,313,429	$4,754,417	$4,430,899
Available for Sale Securities,
at Market Value	$654,845	$568,982	$569,911	$527,540	$488,008
Change in Net Unrealized
(Loss) Gain on Available for
Sale Securities, Before Tax	($54,386)	($4,490)	($2,162)	($1,563)	$52
Total Capital	$484,899	$443,540	$366,927	$331,609	$317,100
Corporate & Real Estate Loans[2]	$3,974,254	$3,466,735	$2,769,517	$1,674,487	$1,391,165
Retail/Residential Loans[3]	$2,271,831	$2,266,024	$1,942,662	$1,783,306	$1,642,941
Reserves for Loan Loss &
Unfunded Lending
Commitments	$77,644	$65,236	$53,806	$35,626	$29,510
Reserves for Loan Loss &
Unfunded Lending
Commitments (as % Loans)	1.24%	1.14%	1.15%	1.03%	0.97%
Total Nonaccrual Loans	$9,375[4]	$4,015	$1,391	$5,193	$4,928
Total Nonperforming Loans[5]
(as % Loans)	0.21%	0.11%	0.09%	0.15%	0.16%
Net Charge-offs	$150	$586	$906	$131	$0
Number of 1-4 Family
Residential Loans	5,810	5,860	5,394	5,051	4,772
Residential First Mortgage
Loan Weighted Average
LTV / FICO[6]	68% / 749	68% / 747	69% / 748	72% / 748	69% / 748
1-4 Family Mortgage Loans	4.9% CA	5.8% CA	5.5% CA	5.7% CA	5.5% CA
Geographic Concentration	3.1% FL	3.7% FL	3.9% FL	4.4% FL	4.1% FL
(top 5 states, dollars	2.4% NY	2.9% NY	1.9% NJ	2.1% VA	2.2% VA
outstanding as a	2.3% NJ	2.9% NJ	1.9% NY	1.9% NJ	2.0% NJ
percent of total assets)	1.3% VA	1.7% VA	1.8% VA	1.7% NY	1.6% AZ
Number of Corporate Borrowers	222	201	175	162	146
Corporate Loan Industry	3.4% Healthcare	3.8% Healthcare	3.6% Media	2.5% Retail Real	3.4% Consumer
Concentration	(excluding hospitals)	(excluding hospitals)	Communications	Estate	Products/Services
(top 5 categories,	3.2% Telecom	3.3% Media	3.2% Industrial	2.4% Consumer	2.3% Retail Real
dollars outstanding		Communications	Manufacturing	Products/Services	Estate
as a percent of total assets)	3.1% Consumer	3.2% Consumer	3.1% Consumer	2.0% Media	2.00% Hospitality
	Products/Services	Products/Services	Products/Services	Communications
	3.1% Media	2.7% Retail Real	2.9% Gaming	2.0% Hospitals	1.9% Hospitals
	Communications	Estate
	2.7% Industrial	2.5% Telecom	2.6% Retail Real	1.9% Gaming	1.6% Gaming
	Manufacturing		Estate

April 22, 2008                                                                                                 Raymond James Financial, Inc.

1Data presented for all quarters utilizes the same format as used in the SEC filings. Some data presented previously was based on formats used by bank regulators. 2Commercial, Real Estate Construction, and Commercial Real Estate Loans, net of unearned income and deferred expenses. 3Residential Mortgage and Consumer Loans, net of unearned income and deferred expenses. 4 Non-Accrual Loans as of 3/31/08, consist of two corporate loans and 13 residential mortgage loans. 5Includes 90+ days Past Due plus Nonaccrual Loans. 6At origination. Small group of local loans representing less than 0.5% of residential portfolio excluded. Prior to 12/31/07 quarter, LTV/FICO averages presented are for Interest Only residential loans.

For more information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.